Exhibit 10.22

Employee Bonus Plan - 2009

1. Introduction

This document describes the 2009 Lantheus Medical Imaging Employee Bonus Plan and sets forth the methodology for setting goals and measuring performance that will earn a bonus when achieved.

Lantheus Medical Imaging believes in a “Pay for Performance” approach to employee compensation. That is, the Company will provide employees with an annual incentive bonus when prescribed performance goals are achieved. In addition, this approach also allows for higher levels of rewards when higher levels of performance are achieved and less for less than desired results for both company and individual performance. However, the entire bonus pool will be capped at 100% of the aggregate target bonus of the eligible employees under this plan.

2. Eligibility

All active ‘employees’ of Lantheus Medical Imaging, excluding Vice Presidents and above who are members of the Executive Leadership Team, are eligible to participate provided they are employed during the plan year including at time of the bonus payment. Bonus for part time employees working 25 hours or more per week and will be prorated based on hours worked.   Any new employees hired during the year prior to October 1, will be eligible to participate on a prorated basis, based on length of employment during the plan year. Temporary employees and interns are excluded from participation.

3. Target Bonus %

Each position has a target bonus % which is established based on a competitive assessment of the Company’s cash compensation practices and internal leveling guidelines.  Generally, the higher an employee’s position level, the higher their target bonus.

The target bonus % for each position remains relatively unchanged from 2008.  Any changes to bonus targets % will be confirmed prior to September 1, 2009

If you have any questions on the bonus target for your position, please see your manager.

4. EBITDA Goal Attainment Required for Bonus Pool Funding

The 2009 EBITDA goal of $106 million net of the bonus pool must be achieved for the bonus pool to be funded. Once the bonus pool is funded, bonus will be paid from this pool based on bonus criteria described in this Plan.

The Compensation Committee of the Board of Directors may, at its sole discretion, elect to partially fund the bonus pool if EBITDA achieved at year end is at least 90% of the EBITDA target.

5. Departmental Performance Factor

All Departments will establish Departmental Bonus Goals at the beginning of the performance review period and will communicate these goals to all departmental staff as soon as possible.

Departmental Bonus Goals are those developed by the respective Department Head and submitted to the CEO and VP, Human Resources in the beginning of the performance review period. Department Bonus Goals should be aligned with the goals of the Department Head and/or Company.

Department Bonus Goals may be modified during the year based on significant changes in the business.  Mid-year changes to the Department Bonus Goals require the advanced approval of the ELT members and the VP, HUMAN RESOURCES.

Bonus credit will be given up to 100% based on goal achievement.

6. Individual Performance Factor (IPF)

As before, annual individual performance reviews will be conducted no later than a target date to be established in January 2010. The annual performance review will include an overall individual performance review rating.  Ratings include Exceeds Expectations, Meets Expectations, Does Not Meet Expectations and Unacceptable.

For purposes of the bonus calculation, each employee is also assigned an Individual Performance Factor” (IPF) expressed as a percentage. The IPF enables the manager to further distinguish performance levels within each rating and appropriately facilitate bonus and merit calculations. Following year end and during compensation planning, two levels of management will assign each employee an IPF within the parameters below:

Exceeds Expectations:	IPF Range of 110% to 125%
Meets Expectations:	IPF Range of 90% to 109%
Does not meet Expectations:	IPF Range of up to 89%
Unacceptable:	IPF of 0%

7. Bonus Calculation and Examples

New in 2009: The bonus is calculated by multiplying the target bonus x EBITDA attainment x the Department Performance Factor x the Individual Performance Factor (see examples below).

Example A

Position:	Manufacturing Tech II
Target Bonus %:	4%
Compensation:	$25.00/hr ($52,000 annualized)
EBITDA Attainment:	Meets 2009 revised goal of $106M
Department Performance Factor:	100%
Individual Overall Performance:	Exceeded Expectations
Individual Performance Factor:	120%

Annualized Salary as of 12/31/09		Target Bonus % for your position		Target Bonus Amount		EBITDA Attainment of $106M		Department Performance Factor		Individual Performance Factor (IPF)		2009 Bonus Award
$52,000	x	4.0%	=	$2,080	x	100.0%	x	100.0%	x	120.0%	=	$2,496

Example B

Same as above with the following changes:
EBITDA Attainment:	Between 99% and 90% of goal - payout, if any, is at discretion of Board of Directors (example uses 50%)
Department Performance Factor:	98%
Individual Overall Performance:	Met Expectations
Individual Performance Factor:	95%

Annualized Salary as of 12/31/09		Target Bonus % for your position		Target Bonus Amount		Discretionary Assessment of the BOD for EBITDA Below $106M		Department Performance Factor		Individual Performance Factor (IPF)		2009 Bonus Award
$52,000	x	4.0%	=	$2,080	x	50.0%	x	98.0%	x	95.0%	=	$968

Example C

Same as above with the following changes:
EBITDA Attainment:	Below 90% of goal - no payout is earned
Department Performance Factor:	90%
Individual Overall Performance:	Does Not Meet Expectations
Individual Performance Factor:	50%

Annualized Salary as of 12/31/09		Target Bonus % for your position		Target Bonus Amount		EBITDA Attainment Below $96M		Department Performance Factor		Individual Performance Factor (IPF)		2009 Bonus Award
$52,000	x	4.0%	=	$2,080	x	0.0%	x	90.0%	x	50.0%	=	$0

8. Administrative Guidelines

Timing of Payments	2009 bonus payments (if earned) will be made as soon as practicable, but no later than March 15, 2010.

Eligible Earnings	Bonus awards are calculated using base salaries effective December 31, 2009.

New Hires

New hires are eligible for a prorated 2009 bonus if the employee is hired between January 1 and December 31, 2009, and is employed on December 31, 2009. If hired on or after October 1, 2009, the employee is not eligible for an award under the 2009 Plan year.

Status Change

If a participant’s employment status changes from full-time to part-time (or vice versa) on or before December 31, 2009, the bonus calculation will be prorated based on the number of days worked in each status during the Plan year.

Poor Performance/ Employee on a Performance Improvement Plans

An employee who is on a performance improvement plan at year end is not eligible for bonus unless the employee is able to meet all the requirements of the performance improvement plan within 60 days of the end of the calendar year. If an employee has been on a performance improvement plan during the year and has subsequently met all requirements of the plan within the calendar year, he or she will be eligible for an adjusted employee bonus, if otherwise earned.

Termination	If a participant’s employment is terminated for any reason or no reason by the participant or the Company prior to March 15, 2010, no bonus award or prorated award will be due to the participant.

Leave of Absence

If a participant is on an approved leave of absence (LOA) during 2009, the first 90 days of the leave will be counted as eligible time toward the bonus calculation. If the LOA extends beyond 90 days during the Plan year, the bonus calculation may be prorated to exclude the amount of time on LOA that is in excess of 90 days.

For example, if the participant worked through April 30, 2009 (120 days), started an approved leave of absence on May 1 and returned to work on November 1, 2009 (LOA of 184 days), and then worked through the balance of the year (61 days), the proration factor to be applied in the 2009 bonus calculation would be 74% (i.e., total of 181 days worked plus first 90 days of LOA equals 271 days, divided by 365).

Effect on Employment

An employee’s eligibility and/or participation in this Plan is not intended to and does not confer any right with respect to continued employment with the Company or any of its subsidiaries. Nothing contained herein shall be construed as interfering with or restricting the right of the Company or any of its subsidiaries, or of the participant, to terminate employment with Lantheus at any time, with or without cause.

Adjustments for Extraordinary and/or Unforeseen Events

Lantheus reserves the right to adjust the established performance goals and/or actual results to reflect the impact of extraordinary and/or unforeseen events (e.g., major business transactions, accounting changes, etc.). In the same manner, goal attainment may be assessed for situations not otherwise reflected in the accounting calculations that negatively or positively impact the overall profitability of the Corporation. Such adjustments are at the discretion of the CEO and/or the Compensation Committee of the Board of Directors. It is intended that adjustments will be made only for extraordinary and/or unforeseen events.

Plan Changes

The Company retains the right to make adjustments to the Plan at any time as deemed necessary and/or appropriate, subject to approval (as applicable) by the CEO and/or the Compensation Committee of the Board of Directors. The VP, Human Resources is responsible for administration of this Plan.

Departmental Performance Goals - 2009

Department                                                                                           Department Head

Department Goals	Weight of goal		Goal Met? Yes/no
1.		%
2.		%
3.		%
4.		%
5.		%
6.		%
(100)%

Departmental Goal achievement level           %

(At year end, total the weight of all goals that were achieved. Max of 100%)

Department Head’s Signature	Date

ELT Member’s Signature	Date

VP, Human Resources	Date

This information should be posted and/or otherwise available to all employees once finalized. A copy should also be provided to Human Resources.